Exhibit 10(iii)

Oiltek, Inc.
7808 Creekridge Circle, Suite 105
Minneapolis, Minnesota 55439

January 30, 2009

Mr. Michael L. Ray
108 Parkway Plaza
Madill, OK  73446

                Re:           Convertible Note

Dear Mr. Ray:

Reference is made to the convertible promissory note (the “Note”) issued by Oiltek, Inc. (the “Payor”) in favor of you, Michael L. Ray (the “Payee”) in the principal amount of $5,000, dated November 28, 2006, and the subscription agreement (the “Subscription Agreement”) between the Payor and you, the Payee, dated November 28, 2006.

The conversion price with respect to the Note and the Subscription Agreement is listed by mistake as $0.02 per share.  The Payor hereby agrees that the conversion price with respect to the Note and the Subscription Agreement shall be $0.01 per share.

Very truly yours,

Oiltek, Inc.

By: Kent Rodriguez______________
       Kent Rodriguez, CEO